Exhibit 99.1

FOR IMMEDIATE RELEASE

February 25, 2004

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

PLUG POWER REPORTS YEAR-END AND FOURTH QUARTER RESULTS

Strengthened financial position, improved cash management, met corporate milestones

LATHAM, N.Y. – February 25, 2004 — Plug Power Inc. (NASDAQ: PLUG), a leader in the development of proton exchange membrane fuel cell systems, today reported financial results for the year and quarter ended December 31, 2003.

In 2003, Plug Power improved the Company’s capitalization and strengthened the balance sheet by adding approximately $85.0 million in cash, cash equivalents and marketable securities through a private placement of common stock and a merger transaction with H Power Corp (H Power). At December 31, 2003, the Company had $102.0 million in cash, cash equivalents and marketable securities and $99.3 million in working capital.

“We are pleased to have been able to strengthen the Company’s financial position,” said David Neumann, Chief Financial Officer. “Our efforts included reducing cash used in operating activities for the third consecutive year; we expect further reductions in 2004.”

Net cash used in operating activities improved for the third consecutive year to $34.4 million, excluding $3.6 million for costs related to the acquisition of H Power, compared to $36.9 million during the same period of 2002 and $55.3 million in 2001. Net cash used in operating activities for the quarter ended December 31, 2003 declined to $10.2 million, excluding $0.2 million acquisition-related costs, compared to $10.8 million during the fourth quarter of 2002.

“We have consistently met our milestones in each of the last three years,” said Dr. Roger Saillant. “As detailed in our January 21, 2004 press release, during 2003 we delivered 145 fuel cell systems to customers around the world, we enhanced our product portfolio by introducing our GenCoreTM and GenSiteTM product lines and we strengthened our strategic relationship with Honda. Most importantly, we remain focused on building the underlying business and committed to pursuing the shortest path to profitability.”

Total revenue for the year ended December 31, 2003 increased to $12.5 million from $11.8 million in 2002. Total revenue for the fourth quarter of 2003 was $3.0 million compared to $3.4 million for the same period in 2002.

Net loss for 2003 was $53.0 million or $0.88 per share, compared to $47.2 million or $0.93 per share in the year ended December 31, 2002. The current year net loss includes a charge of $3.0 million for the write-off of in-process research and development expense and approximately $2.2 million for amortization of capitalized technology related to the acquisition of intellectual property and certain other assets acquired as part of the H Power acquisition.

Net loss for the quarter was $14.0 million or $0.21 per share, compared to $12.7 million or $0.25 per share for the same period in 2002. As described above, the current quarter net loss includes a charge of approximately $688,000 for amortization of capitalized technology related to the H Power acquisition.

During 2003 weighted average shares outstanding increased to 60.1 million shares compared to 50.6 million shares in 2002. Weighted average shares outstanding for the quarter ended December 31, 2003 increased to 68.2 million shares compared to 50.9 million for the same period in 2002. As of December 31, 2003 there were approximately 72.9 million shares issued and outstanding.

Plug Power has scheduled a conference call today at 10:00 AM (EST) to review its year-end and fourth quarter 2003 results. Interested parties are invited to participate. To listen to the conference call, please call 617-786-2964. The live Web cast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the Web site until December 31, 2004.

See the attached financial highlights for the year-end and fourth quarter 2003. For more information about Plug Power please visit http://www.plugpower.com.

About Plug Power

Plug Power Inc. designs and develops on-site energy systems based on proton exchange membrane fuel cells. Plug Power’s strategic partners include GE Fuel Cell Systems, DTE Energy Technologies, Vaillant GmbH, Honda R&D Co., Ltd., Engelhard Corporation and Celanese Ventures. The Company’s headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2002, dated March 31, 2003 and filed with the Securities Exchange Commission on March 31, 2003, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:	December 31, 2002	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$27,257,641	$88,685,255
Restricted cash	325,000	345,000
Marketable securities	28,590,378	13,318,850
Accounts receivable	4,145,328	3,307,627
Inventory	2,031,995	2,663,741
Prepaid development costs	2,145,265	708,481
Other current assets	2,639,630	1,253,510

Total current assets	67,135,237	110,282,464

Restricted cash	4,675,274	4,330,274
Property, plant and equipment, net	26,320,676	24,122,266
Intangible asset	514,847	3,437,500
Investment in affiliates	9,488,762	7,588,891
Goodwill	—	10,388,980
Other assets	547,995	438,396

Total assets	$108,682,791	$160,588,771

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$947,839	$1,975,370
Accrued expenses and other current liabilities	3,432,841	3,836,583
Deferred revenue	5,878,784	5,184,932

Total current liabilities	10,259,464	10,996,885

Long-term debt and other liabilities	5,726,559	5,305,765

Total liabilities	15,986,023	16,302,650

Stockholders’ equity	92,696,768	144,286,121

Total liabilities and stockholders’ equity	$108,682,791	$160,588,771

Statements of Operations Data:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
Revenue
Product and service revenue	$2,045,405	$1,350,372	$9,426,803	$7,517,060
Research and development contract revenue	1,331,130	1,630,212	2,391,374	4,985,157

Total revenue	3,376,535	2,980,584	11,818,177	12,502,217

Cost of revenue and expenses
Cost of product and service revenue	1,802,225	2,785,747	7,601,819	7,150,192
Cost of research and development contract revenue	1,812,733	2,661,153	3,738,838	7,009,752

In-process research and development	—	—	—	3,000,000
Research and development expense:
Noncash stock-based compensation	483,610	318,448	1,003,616	1,752,276
Other research and development	9,879,824	8,979,105	39,285,548	38,317,462
General and administrative expense:
Noncash stock-based compensation	66,619	540,156	481,927	896,018
Other general and administrative	1,785,763	1,559,145	6,473,957	6,286,894

Operating loss	(12,454,239)	(13,863,170)	(46,767,528)	(51,910,377)

Interest income, net	200,351	281,608	1,558,440	771,446

Loss before equity in losses of affiliates	(12,253,888)	(13,581,562)	(45,209,088)	(51,138,931)

Equity in losses of affiliates	(465,187)	(457,943)	(2,009,238)	(1,899,871)

Net loss	$(12,719,075)	$(14,039,505)	$(47,218,326)	$(53,038,802)

Loss per share - basic and diluted	$(0.25)	$(0.21)	$(0.93)	$(0.88)

Weighted average number of shares outstanding	50,902,068	68,190,254	50,644,950	60,145,940

Statements of Cash Flows Data:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
Net cash used in operating activities	$(10,826,448)	$(10,384,859)	$(36,894,436)	$(38,016,779)
Purchases of property, plant and equipment, net of proceeds on disposals	512,374	(337,794)	(993,556)	(627,348)
Principal payments on long-term debt and capital leases	(343,891)	(344,341)	(361,058)	(391,309)
Proceeds from stock option exercises	186,152	218,260	1,104,610	433,578
Proceeds from acquisition, net	—	—	—	29,465,741
Proceeds from issuance of common stock, net	—	54,967,204	—	54,967,204